EXHIBIT 10.14

                EXCLUSIVITY AND SOFTWARE DEVELOPMENT AGREEMENT

     This Exclusivity and Software Development Agreement ("Agreement") dated this 14th day of November, 1996, is made by and between Global Med Technologies, Inc. ("Global"), a Colorado corporation, and Ortho Diagnostic Systems Inc. ("ODSI"), a New Jersey corporation.

     WHEREAS, Global and ODSI have had informal discussions relating to Global's activities and developments in information technology and intellectual property relating to donor and transfusion medicine (the "Technology"); and

     WHEREAS, Global and ODSI are interested in continuing discussions regarding an arrangement between Global and ODSI relating to the Technology,

     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

                                  SECTION I
                            EXCLUSIVITY AGREEMENT

     1.1 EXCLUSIVITY PERIOD. For a period commencing with the date hereof and ending at 5:00 p.m. Eastern Daylight Savings time on May 14, 1997 (the "Exclusivity Period"), Global and ODSI agree that ODSI shall have the exclusive right to negotiate with Global with respect to the Technology, and during such period Global agrees not to directly or through any intermediary accept, encourage, solicit, entertain or otherwise discuss (including by way of furnishing information concerning the business, properties, capital stock or assets of Global or engaging in any discussions relative thereto) any acquisition of any of the Common Stock (other than pursuant to Global's proposed registered initial public offering of Units, consisting of Common Stock and Warrants, Reg. No. 333-11723 (the "IPO")), businesses, property or know-how, including, without limitation, the Technology with any person or entity other than ODSI or an Affiliate thereof and will not otherwise encumber the ability of ODSI or such Affiliate to enter into any arrangement with Global concerning its Technology. The Exclusivity Period is subject to extension at Global's option for up to 60 days in the event approval of the transaction is required by Global's shareholders.

     1.2 ACCESS TO INFORMATION AND CONFIDENTIALITY. During the Exclusivity Period, Global agrees to furnish to ODSI any known information concerning the Technology. ODSI will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of ODSI to maintain in confidence, and not use any written, oral, or other information obtained in confidence from Global pursuant to ODSI's due diligence investigation of Global, other than in connection with ODSI's evaluation of the Technology for purposes of determining whether or not to pursue an arrangement with Global, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated herein, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the parties hereto are unable to reach an agreement relating to the Technology, and if the right of first refusal to acquire the Technology is not exercised as set forth in Section 3.4 hereof, ODSI agrees to return or destroy as much of such written information concerning the Technology as Global may reasonably request.

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     1.3  NEGOTIATIONS DURING EXCLUSIVITY PERIOD; NATURE OF UNDERSTANDING.
ODSI and Global hereby agree to negotiate in good faith toward reaching agreement on transaction(s) relating to the Technology at the earliest practicable date. The immediately preceding sentence merely constitutes a statement of ODSI's and Global's mutual intention with respect to a transaction(s) relating to the Technology. This Agreement does not contain all matters upon which agreement must be reached in order for such transaction(s) to be consummated and, therefore, does not constitute a binding commitment, contract or obligation with respect to such transaction(s). A binding commitment with respect to any such transaction(s) will result only from the execution of a definitive agreement and related ancillary documents, if any, subject to the terms and conditions therein.

     1.4 RIGHTS OF ODSI. Nothing in this Agreement shall prohibit or in any way constrain ODSI's ability to discuss, negotiate, agree or consummate any transaction with any other party in any field, including, without limitation, the field of information technology relating to donor and transfusion medicine.

                                  SECTION II
                             SOFTWARE DEVELOPMENT

     2.1 SOFTWARE DEVELOPMENT ARRANGEMENT. (a) Subject to the terms and conditions set forth herein, on date of the Closing, ODSI will pay to Global an amount equal to Five Hundred Thousand Dollars ($500,000) (the "Initial Advance Payment") as an advance payment for certain software development services that are more fully described on Exhibit A attached hereto (the "Services") which will be provided by Global, except as otherwise provided in clause (b)(i) below. Within two (2) months after the date hereof, ODSI will pay to Global an additional Five Hundred Thousand Dollars ($500,000) (the "Subsequent Advance Payment"; and, together with the Initial Advance Payment, the "Advance Payments") as an advance payment for the Services.

          (b) (i) If Global and ODSI enter into definitive documentation providing for transactions relating to the Technology or Global's other assets or Common Stock ("Transactions") then, at ODSI's sole and absolute discretion, ODSI may elect to decline the Services and instead may apply the amount equal to the Advance Payments towards any consideration which may be payable to Global pursuant to the terms of the Transactions which consideration may, if the Transactions are so structured, take the form of an investment in the Common Stock of Global.

               (ii) If the parties are unable to come to terms regarding the Transactions, then ODSI may not decline to accept the Services and Global shall be required to provide the Services.

          (c) In the event that ODSI does not exercise its right to decline the Services pursuant to clause (b)(i) above, the following provisions shall apply:

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               (i)  Within 20 days after the expiration of the Exclusivity
Period, or upon ODSI giving written notice to Global (which notice would not be given prior to the payment of the Subsequent Advance Payment) of its decision to have Global commence providing Services, ODSI shall select one or more of the software projects described in Exhibit A as the software project or projects for which the Services will be provided by Global; and

               (ii) The parties shall negotiate in good faith towards a definitive software development agreement with the aim of executing such agreement as soon as reasonably practicable after ODSI has notified Global of its selection pursuant to clause (i). The definitive agreement shall include, without limitation, provisions regarding Global's fees for such Services. The parties agree that the estimated fee for the Services for each project as set forth on Exhibit A is a reasonable estimate of such fees. The parties acknowledge that (A) the fees to be charged for the Services are undetermined at this time and the parties shall use good faith to determine such amount and (B) the fees as so determined may exceed the amount of the Advance Payments and in such event the definitive documentation will provide a mechanism through which ODSI will pay for any such shortfall.

          (d) If Global fails to provide the Services (other than as a result of an election by ODSI to decline the Services pursuant to clause
(b)(i) of this Section 2.1) except to the extent that ODSI has materially breached its obligations under the definitive agreement and such breach is then continuing, then Global shall have been deemed to have granted to ODSI, in consideration of the Advance Payments, a non-exclusive license (with the right to sub-license) to the Technology with a royalty rate not to exceed 4% of net sales for so long as Global's failure to provide the Services is continuing, unless and until Global repays the Advance Payments in full to ODSI, provided that any customers that shall have been sub-licensed the Technology by ODSI would continue to operate under such sub-license for the term of the applicable sub-license agreement. In such event the parties would as soon as reasonably practicable negotiate in good faith toward a definitive license agreement and execute and deliver such license agreement.


                                 SECTION III
                            RIGHT OF FIRST REFUSAL


     3.1 SALE OF TECHNOLOGY. For a period of six (6) months after the expiration of the Exclusivity Period, Global agrees that it shall not transfer, dispose of, sell, lease, license (except on a non-exclusive basis in its ordinary course of business), mortgage or otherwise encumber or subject to any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (except for the Security Agreement dated as of November 14, 1995 between the Bank and Global) (all such transactions being hereafter referred to as a "Sale") any of the Technology until it complies in full with the provisions of this Section III.

     3.2 NOTICE; EXERCISE OF RIGHT. Prior to consummating any Sale of any of the Technology, Global shall present to ODSI a copy of the written offer by or agreement with such

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third party (the "Third Party Offer").  ODSI shall, for a period of thirty days (30) following the date of ODSI's receipt of the Third Party Offer, have the right to notify Global of its intent to enter into a similar transaction with Global upon substantially the same terms and conditions specified therein by delivering written notice of such interest to Global prior to the expiration of the thirty (30) day exercise period. If such right is exercised, then ODSI and Global shall as promptly as practicable enter into such transaction.

     3.3 NON-CASH OFFERS. Should the purchase price specified in the Third Party Offer be payable in property other than cash, ODSI shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property. If Global and ODSI cannot agree on such cash value prior to the expiration of the 30-day exercise period (the "Initial Exercise Period"), the Exercise Period shall be extended until such cash value is determined in accordance with this Section 3.3. If Global and ODSI cannot agree on such cash value within ten (10) days after expiration of the Initial Exercise Period, the valuation shall be made by an appraiser of recognized standing selected by Global and ODSI, or, if they cannot agree on an appraiser within twenty (20) days after expiration of the Initial Exercise Period, each shall select an appraiser of recognized standing and the two appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by Global and ODSI.

     3.4 NON-EXERCISE OF RIGHT. In the event ODSI chooses not to exercise its rights pursuant to this Section III, Global shall have a period of sixty (60) days thereafter, in which to sell or otherwise dispose of the Technology upon terms and conditions (including the purchase price) no less favorable to Global than those specified in the Third Party Offer. In the event Global does not sell or otherwise dispose of the Technology during such sixty (60) day period, the provisions of this Section III shall continue to be applicable to any subsequent sale of the Technology by Global during the period set forth in Section 3.1 of this Agreement.

                                  SECTION IV
                      FEES, EXPENSES AND OTHER PAYMENTS

     4.1  FEES.     (a)  All costs and expenses, including, without
limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such costs and expenses (with respect to such party, its "Expenses"); PROVIDED, HOWEVER, that all costs and expenses related to printing, filing and mailing the Proxy Statement and all other regulatory filing fees incurred in connection with the Proxy Statement, if required, shall be borne by Global;

          (b) Global shall pay to ODSI an amount equal to $2,000,000 plus ODSI's Expenses if:

               (i) (x) Global breaches any covenant, agreement, representation or warranty contained herein and (y) Global shall have had contacts or entered into negotiations relating

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to a Business Combination (as hereafter defined), in any such case at any time within the Exclusivity Period, as such may be extended, and with respect to any person, entity or group with whom the contacts or negotiations described in clause (y) have occurred, a Business Combination shall have occurred or Global shall have entered into a definitive agreement providing for a Business Combination; or

               (ii) this Agreement or any subsequent agreement between the parties shall fail to receive the requisite vote for approval and adoption by the shareholders of Global at the meeting of the shareholders of Global called to vote thereon and at the time of such meeting there exists a Competing Transaction (as hereafter defined); or

               (iii) (w) the Board of Directors of Global shall withdraw, modify or change its recommendation of this Agreement or any subsequent agreement between the parties in a manner adverse to ODSI or shall have resolved to do any of the foregoing; (x) if the Board of Directors of Global shall have recommended to the shareholders of Global a Competing Transaction; (y) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Global is commenced, and the Board of Directors of Global recommends that the stockholders of Global tender their shares in such tender or exchange offer; or (z) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns, or has the right to acquire "beneficial ownership" of more than 20% of the then outstanding shares of Common Stock of Global. For purposes of this Agreement, a "Competing Transaction" shall mean any of the following involving Global or any or its subsidiaries (either existing or hereafter created): (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer, license (except for a non-exclusive license in the ordinary course of Global's business) or other disposition of 20% or more of the assets, taken as a whole, in a single transaction or series of transactions, or any of the Technology; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of Common Stock of Global or the filing of a registration statement under the Securities Act of 1933 in connection therewith; (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of the Common Stock of Global; or
(v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

          (c) Any payment required to be made pursuant to paragraph (b) of this Section IV shall be made a promptly as practicable but not later than five (5) business days after the occurrence of any of the events described in clauses (i) - (iii) of paragraph (b), and shall be made by wire transfer of immediately available funds to an account designated by ODSI, except that any payment to be made as the result of an event described in clause (i) thereof shall be made as promptly as practicable but not later than five (5) business days after the occurrence of the Business Combination or the execution of the definitive agreement providing for a Business Combination.

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          (d)  For purposes of this Section IV, the term "Business
Combination" shall mean (i) a merger, consolidation, share exchange, business combination or similar transaction involving Global; (ii) a sale, lease, exchange, transfer or disposition of 20% or more of the assets of Global and its subsidiaries, if any, taken as a whole, in a single transaction or series of transactions, including, without limitation, any sale that would trigger the rights set forth in Section III; or (iii) the acquisition by a person or entity, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of "beneficial ownership" of 20% or more of Global's Common Stock whether by tender offer or exchange offer or otherwise.

                                  SECTION V
                   REPRESENTATIONS AND WARRANTIES OF GLOBAL

          Global hereby represents and warrants to ODSI as follows:

     5.1 ORGANIZATION AND GOOD STANDING AND POWER. Global is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has the requisite corporate power and authority to carry out its business as now being conducted.

     5.2  AUTHORITY; NO CONFLICT; NO VIOLATION.

          (a) This Agreement constitutes the legal, valid, and binding obligation of Global, enforceable against Global in accordance with its terms. Global has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder.

          (b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time):

               (i)  contravene, conflict with, or result in a violation of
(A) any provision of the Articles of Incorporation and By-laws of Global, as such have been amended and/or restated, or (B) any resolution adopted by the Board of Directors or the shareholders of Global;

               (ii) contravene, conflict with, or result in a violation of, or give any governmental body or other person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any legal requirement or any order to which Global, or any of its assets, may be subject;

               (iii) contravene, conflict with, or result in a violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any of Global's contracts; or

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               (iv) result in the imposition or creation of any encumbrance upon or with respect to any of the assets owned or used by Global, except the Technology.

          (c) This Agreement has been duly executed and delivered by a duly authorized officer of Global.

          (d) Global is not in violation of any term or provision of (i) its Articles of Incorporation or Bylaws, as amended to date, or in any material respect, any note, indenture, mortgage, lease, agreement, contract, purchase order or other material instrument, document or agreement to which Global is a party or by which it or any of its properties or assets is bound or affected, or (ii) any order, writ, injunction or decree of any court or any federal, state, municipal or other governmental department, authority, commission, board, bureau, agency or instrumentality, domestic or foreign. There exists no condition, event or act which constitutes, or which after notice, lapse of time or both, would constitute a material default under any of the foregoing.

     5.3 INTELLECTUAL PROPERTY. Global has sole title and ownership of all material trademarks, service marks, trade names, copyrights, trade secrets, technical information, proprietary rights and processes necessary for its business as now conducted, and as proposed to be conducted, without conflict with or infringement of the rights of others. Except as set forth on Schedule 5.3, there are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is Global bound by or a party to any patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, technical information, proprietary rights and processes of any other person or entity, which would be material to Global's business as conducted or, to the best of Global's knowledge, as proposed to be conducted. Global has not received any communications alleging, nor is Global aware, to the best of its knowledge, of any basis for such allegation, that Global has violated, or by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. Global is not aware, to the best of its knowledge, that any of its employees is obligated under any contract (including, licenses, covenants or commitments of an nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of Global or that would conflict with Global's business as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of Global's business by the employees of Global, nor the conduct of Global's business as proposed, will, to the best of Global's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees are now obligated. Each employee of and consultant to Global with access to confidential or proprietary information has executed a proprietary information agreement obligating such employee or consultant to hold all such information in confidence. Global does not believe, to the best of its knowledge, that it is or will be necessary to utilize any inventions of any to its employees (or people it currently intends to hire) made prior to their employment by Global.

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                                  SECTION VI
                                  CONDITIONS

     6.1 CONDITIONS TO ODSI'S OBLIGATIONS AT CLOSING. The obligations of ODSI under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Global contained in this Agreement shall be true on and as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

          (b) PERFORMANCE. Global shall have performed and complied with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

          (c) PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to ODSI and ODSI's counsel, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

          (d) GLOBAL SHAREHOLDERS AGREEMENT. A Proxy and Right of First Refusal Agreement (the "Shareholders Agreement") between the Global shareholders parties thereto and ODSI, substantially in the form of Exhibit B hereto, shall have been duly executed and delivered by the shareholders parties thereto.

          (e) OPINIONS OF GLOBAL COUNSEL AND SHAREHOLDERS' COUNSEL. ODSI shall have received from (i) Brenman Key & Bromberg, P.C., counsel for Global, an opinion addressed to ODSI covering the matters set forth in Sections 5.1 and 5.2, (ii) Reilly, Purcell & Lewis, P.C., counsel for Global, covering the matters set forth in Section 5.3, and (iii) counsel to each of the shareholders parties to the Shareholders Agreement, opinion(s) addressed to ODSI covering the matters set forth in Section 3 of the Shareholders Agreement.

          (f) COMPLIANCE CERTIFICATE. The Chief Executive Officer of Global shall deliver to ODSI at the Closing a certificate certifying that the conditions specified in clauses (a) through (e) of this Section 6.1 have been fulfilled and stating that there has been no Material Adverse Change (as hereafter defined) in Global since September 30, 1996. For purposes of this Agreement, "Material Adverse Change" shall mean, with respect to Global, any adverse change in the condition (financial or other), business, results of operations, prospects, assets, liabilities or operations of Global or on the ability to Global to consummate any of the transactions contemplated hereby, or any event or condition that would, with or without the passage of time, constitute a "Material Adverse Change."

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     6.2  CONDITIONS OF GLOBAL'S OBLIGATIONS AT CLOSING.  The obligations of Global under this Agreement are subject to ODSI having performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

                                 SECTION VII
                          INDEMNIFICATION PROVISIONS

     7.1 GLOBAL INDEMNITY. Global shall indemnify and hold harmless ODSI and its Affiliates and their officers, directors and employees from and against any and all claims, losses, damages, judgements, costs, awards, expenses (including reasonable attorneys' fees) and liabilities of every kind (collectively, "Losses") arising directly out of or resulting directly from any breach by Global of any of its warranties, guarantees, representations, obligations or covenants contained herein.

     7.2 ODSI INDEMNITY. ODSI shall indemnify and hold harmless Global and its Affiliates and their officers, directors and employees from and against any and all Losses arising directly out of or resulting directly from any breach by ODSI or any of its obligations or covenants contained herein.

     7.3 INDEMNIFICATION PROCEDURES. Each indemnified party agrees to give the indemnifying party prompt written notice of any matter upon which such indemnified party intends to base a claim for indemnification (an "Indemnity Claim") under Section VII. The indemnifying party shall have the right to participate jointly with the indemnified party in the indemnified party's defense, settlement or other disposition of any Indemnity Claim. With respect to any Indemnity Claim relating solely to the payment of money damages and which could not result in the equitable relief or otherwise adversely affect the business of the indemnified party in any manner, and as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the indemnified party hereunder, the indemnifying party shall have the sole right to defend, settle or otherwise dispose of such Indemnity Claim, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate, provided that the indemnifying party shall provide reasonable evidence of its ability to pay any damages claimed and with respect to any such settlement shall have obtained the written release of the indemnified party from the Indemnity Claim. The indemnifying party shall obtain the written consent of the indemnified party, which shall not be unreasonably withheld, prior to ceasing to defend, settling or otherwise disposing of any Indemnity Claim if as a result thereof the indemnified party would become subject to injunctive or other equitable relief or the business of the indemnified party would be adversely affected in any manner.

     7.4 SURVIVAL. This Section VII shall survive any termination of this Agreement.

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                                 SECTION VIII
                              GENERAL PROVISIONS

     8.1 SURVIVAL OF WARRANTIES. The warranties, representations, agreements, covenants, indemnities and undertakings or Global or ODSI contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement, and the Closing and shall in no way be affected by an investigation of the subject matter thereof made by or on behalf of ODSI or Global.

     8.2 PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or any of the transactions contemplated herein will be issued, if at all, at such time and in such manner as Global and ODSI jointly determine, except in instances where Global determines in good faith that disclosure is necessary to assure compliance with applicable law.

     8.3 NOTICES. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each such case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

    Global:                   Global Med Technologies, Inc.
                              12600 West Colfax
                              Suite A-500
                              Lakewood, Colorado  80215
    Attention:                Michael I. Ruxin
    Facsimile No.:            (303) 238-3368

    With a copy to:           D. Elizabeth Wills, Esq.
                              Brenman Key & Bromberg, P.C.
                              1775 Sherman Street
                              Suite 1001
                              Denver, Colorado  80203
    Facsimile No.:            (303) 839-1633


    ODSI:                     Ortho Diagnostic Systems Inc.
                              1001 U. S. Highway 202
                              Raritan, New Jersey  08869-0606
    Attention:                President
    Facsimile No.:            (908) 218-8694

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    With a copy to:           Johnson & Johnson
                              One Johnson & Johnson Plaza
                              New Brunswick, New Jersey  08933
    Attention:                Office of General Counsel
    Facsimile No.:            (908) 524-2788

     8.4 FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     8.5 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     8.6 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     8.7 ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS. Neither party may assign any of its rights under the Agreement without the prior consent of the other parties, except that consent shall not be required for the assignment by ODSI of any of its rights hereunder to any Affiliate of ODSI. An "Affiliate" of a party to this Agreement shall mean any corporation or partnership or other entity which directly or indirectly controls, is controlled by or is under common control with such party. "Control" shall mean the legal power to direct or cause the direction of the general management or partners of such entity whether through the ownership of voting securities, by contract or otherwise. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors of the parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

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This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     8.8 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court or competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     8.9 SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to 'Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     8.10 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     8.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all or which, when taken together, will be deemed to constitute one and the same agreement.

     8.12 CONSTRUCTION. This Agreement shall be governed by, and shall be construed in accordance with, the laws of the State of Colorado without regard to conflicts of laws principles. Any controversy or claim arising out of or relating to this Agreement, or the parties' decision to enter into this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall be held in New Jersey and the arbitrators shall apply the substantive law of Colorado except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. The arbitrators shall not award any of the parties punitive damages and the parties shall be deemed to have waived any right to such damages. This Section 8.12 shall survive any termination of this Agreement.

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     IN WITNESS WHEREOF, the parties have executed and delivered this
Agreement as of the date first written above.

                              GLOBAL MED TECHNOLOGIES, INC.,
                              a Colorado corporation


                              By /s/  Michael I. Ruxin
                                -----------------------------------
                                      Michael I. Ruxin,
                                      Chief Executive Officer




                              ORTHO DIAGNOSTIC SYSTEMS INC.,
                              a New Jersey corporation


                              By   /s/ Jack Goldstein
                                -----------------------------------
                                       Jack Goldstein,
                                       President









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